Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 59 to Registration Statement No. 033-12608 of HighMark Funds on Form N-1A of our report dated December 29, 2008, relating to the financial statements and financial highlights of the NYSE Arca Tech 100 Index Fund, Equity Income Fund, Geneva Growth Fund, and Wisconsin Tax-Exempt Fund (four of the portfolios constituting North Track Funds, Inc.), appearing in the Annual Report on Form N-CSR of North Track Funds, Inc. for the year ended October 31, 2008, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Disclosure of Non-Public Portfolio Holdings” in the Statement of Additional information, which are parts of such registration statement.

/s/ Deloitte & Touche LLP

Milwaukee, WI
May 26, 2009